Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended June		Year-to-Date June
Net Income (Loss)–As Reported (See Notes)	2018	2017	2018	2017

Traditional Electric Operating Companies	$(48)	$(1,442)	$563	$(1,010)
Southern Power	22	82	143	151
Southern Company Gas	(31)	49	248	288
Total	(57)	(1,311)	954	(571)
Parent Company and Other	(97)	(70)	(170)	(152)
Net Income (Loss)–As Reported	$(154)	$(1,381)	$784	$(723)

Basic Earnings (Loss) Per Share[1]	$(0.15)	$(1.38)	$0.77	$(0.73)

Average Shares Outstanding (in millions)	1,014	998	1,012	996
End of Period Shares Outstanding (in millions)			1,014	999

Non-GAAP Financial Measures	Three Months Ended June		Year-to-Date June
Net Income–Excluding Items (See Notes)	2018	2017	2018	2017

Net Income (Loss)–As Reported	$(154)	$(1,381)	$784	$(723)
Estimated Loss on Plants Under Construction[2]	1,060	3,012	1,105	3,120
Tax Impact	(270)	(896)	(281)	(937)
Loss on Plant Scherer Unit 3[3]	—	—	—	33
Tax Impact	—	—	—	(13)
Acquisition, Disposition, and Integration Impacts[4]	172	9	233	13
Tax Impact	4	(4)	(1)	(5)
Wholesale Gas Services[5]	32	28	(108)	(86)
Tax Impact	(11)	(11)	25	35
Litigation Settlement[6]	(24)	—	(24)	—
Tax Impact	6	—	6	—
Earnings Guidance Comparability Items:
Equity Return Related to Kemper IGCC Schedule Extension[7]	—	(24)	—	(47)
Tax Impact	—	(5)	—	(9)
Adoption of Tax Reform[8]	—	—	(31)	—
Net Income–Excluding Items	$815	$728	$1,708	$1,381

Basic Earnings Per Share–Excluding Items	$0.80	$0.73	$1.69	$1.39

-See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights

Notes

(1) For the three and six months ended June 30, 2018 and 2017, dilution does not change basic earnings per share by more than 1 cent and is not material.

(2) Earnings for the three and six months ended June 30, 2017 and for the six months ended June 30, 2018 include charges related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi (Kemper IGCC). Earnings for the three and six months ended June 30, 2018 also include a $1.1 billion charge ($0.8 billion after tax) for an estimated probable loss on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. All of these charges significantly impacted the presentation of earnings and earnings per share. Additional pre-tax cancellation costs of up to $25 million for Mississippi Power Company's Kemper IGCC are expected to occur during the remainder of 2018 and 2019. Further charges for Georgia Power Company's Plant Vogtle Units 3 and 4 may occur; however, the amount and timing of any such charges is uncertain.

(3) Earnings for the six months ended June 30, 2017 include a $32.5 million write-down ($20 million after tax) of Gulf Power Company's ownership of Plant Scherer Unit 3 as a result of its 2017 retail rate case settlement. Further charges are not expected.

(4) Earnings for the three and six months ended June 30, 2018 and 2017 include costs related to the acquisition and integration of Southern Company Gas and earnings for the three and six months ended June 30, 2018 include costs related to (a) the dispositions of Elizabethtown Gas, Elkton Gas, Pivotal Home Solutions, and Florida City Gas and (b) the pending dispositions of Gulf Power Company and Southern Power Company’s ownership interests in Plants Oleander and Stanton. The costs associated with the Pivotal Home Solutions transaction include a goodwill impairment charge of $42 million in the first quarter 2018 and a net loss of $76 million, which included $40 million of income tax expense in the second quarter 2018. The costs associated with the Southern Power Company plants disposition include a pre-tax impairment charge of $119 million, partially offset by a reduction in depreciation as a result of ceasing depreciation upon meeting the held-for-sale accounting criteria. Further costs are expected to continue to occur prior to the expected closings of the pending dispositions in the first half of 2019; however, the amount of such expenditures is uncertain. Further costs are also expected to continue to occur in connection with the integration of Southern Company Gas; however, the amount and duration of such expenditures is uncertain.

(5) Earnings for the three and six months ended June 30, 2018 and 2017 include the Wholesale Gas Services business of Southern Company Gas. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.

(6) Earnings for the three and six months ended June 30, 2018 include the settlement proceeds of Mississippi Power Company's claim for lost revenue resulting from the 2010 Deepwater Horizon oil spill in the Gulf of Mexico. Further proceeds are not expected.

(7) Earnings for the three and six months ended June 30, 2017 include allowance for funds used during construction (AFUDC) equity as a result of extending the Kemper IGCC construction schedule beyond November 30, 2016, as assumed when Southern Company issued its 2017 guidance. As a result, Southern Company believes presentation of earnings per share excluding these amounts provides investors with information comparable to guidance. Management also used such measures to evaluate Southern Company's 2017 performance. AFUDC equity ceased in connection with the project's suspension in June 2017.

(8) Earnings for the six months ended June 30, 2018 include additional net tax benefits as a result of implementing federal tax reform legislation, which was signed into law on December 22, 2017. During this period, Southern Company obtained and analyzed additional information that was not initially available or reported as provisional amounts at December 31, 2017. Additional adjustments are expected until Southern Company's 2017 federal income tax return is complete and provisional estimates are actualized during the measurement period ending December 31, 2018. Southern Company believes presentation of earnings per share excluding these amounts provides investors with information comparable to guidance. Management also uses such measures to evaluate Southern Company's performance.